Exhibit 10

AMENDMENT TO BANK OF SMITHTOWN
EXECUTIVE INCENTIVE RETIREMENT AGREEMENT

THIS AMENDMENT to the Bank of Smithtown Executive Incentive Retirement Agreement is made this 22nd day of December, 2006 by and between Bank of Smithtown, a state-chartered commercial bank (the “Company”) and Thomas J. Stevens (the “Executive”)

WITNESSETH:

WHEREAS, on January 25, 2000, the Company and the Executive entered into the Bank of Smithtown Executive Incentive Retirement Agreement (the “Agreement”), and

WHEREAS, the Company and the Executive have also entered into a Change in Control Agreement,

WHEREAS, the Company intends for benefits payable under the Agreement in the event of a change of control to be consistent with the benefits payable under the Change In Control Agreement, and

WHEREAS, pursuant to Article 9 of the Agreement, the Company may amend the Agreement,

NOW THEREFORE, in consideration of the foregoing and pursuant to Article 9 of the Agreement, the Agreement is hereby amended as follows:

1.	The definition of Change of Control in Article 1.1.2 of the Agreement is hereby modified to read as follows:

1.1.2	“Change in Control means any one of the following events:

(a) Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(b) Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person(s) has or have become the beneficial owner(s) of 25% or more of a class of the Company's voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(c) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by such board (or first nominated by such board for election) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(d) Sale of Assets: The Company sells to a third party all or substantially all of its assets.

8.	Paragraph 7.1 of the Agreement is deleted.

9.	Except as modified herein, all other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Company have signed this Agreement on the date first above written.

EXECUTIVE:	COMPANY:
Bank of Smithtown
______________________________
Thomas J. Stevens	By:_____________________________
Name: Bradley E. Rock
Title: President